Exhibit 99.1

Caterpillar Inc.
2Q 2009 Earnings Release

July 21, 2009

FOR IMMEDIATE RELEASE

Caterpillar Delivers Second-Quarter Profit and Increases 2009 Profit Outlook

Focus on cost and inventory reduction positions Caterpillar for sustained industry leadership

PEORIA, Ill.— Caterpillar Inc. (NYSE: CAT) today reported a second-quarter profit of $0.60 per share, down $1.14 per share from the second quarter of 2008.  Excluding redundancy costs, profit was $0.72 per share.  Redundancy costs related to reducing employment were $85 million before tax or $0.12 per share in the quarter.  Sales and revenues of $7.975 billion were down 41 percent from $13.624 billion in the second quarter 2008.

“Our profit this quarter, despite the sharp decline in sales, is a tribute to Team Caterpillar’s response to this severe global recession and the continued deployment of our economic trough strategy,” said Chairman and Chief Executive Officer Jim Owens.  “There is still a great deal of economic uncertainty in the world, but we are seeing signs of stabilization that we hope will set the foundation for an eventual recovery.  Credit markets have improved significantly.  Fiscal policy and monetary stimulus have been introduced around the world, and we are seeing signs, particularly in China, that they are beginning to work.  In addition, we’ve seen many key commodity prices increase from their lows in the first quarter, and they are holding in a range that is usually positive for investment,” said Owens.

“With our dedicated employees, strong dealer network and supply base, great lineup of products and the increasing impact of integrated service businesses, I am more confident than ever that we will strengthen our industry leadership as we work through this recession,” Owens added.

The second-quarter profit of $371 million was down $735 million from $1.106 billion in the second quarter of 2008.  The decline was largely a result of lower sales volume and $85 million of redundancy costs.  These negative impacts were partially offset by lower Selling, General and Administrative (SG&A) and Research and Development (R&D) expenses, favorable price realization, LIFO inventory decrement benefits and a lower tax rate.

In addition to profit, Caterpillar is highly focused on delivering positive cash flow in 2009 and is committed to its $3 billion inventory reduction goal for the year.  Utilizing the Caterpillar Production System (CPS) with 6 Sigma, the company reduced inventory in the second quarter by more than $800 million, and through the first half of the year inventory has declined by more than $1.6 billion.

“In addition to our ability to generate solid profits in this economic climate, I’m pleased with our work to generate positive cash flow and maintain considerable financial strength during this challenging period,” Owens said.

Outlook
The company is updating its outlook for 2009 by tightening the sales and revenues range and improving profit expectations.  For sales and revenues, the range has been tightened to $32 billion to $36 billion.  The 2009 profit outlook is a range of $0.40 to $1.50 per share including redundancy costs of about $0.75 per share.  Excluding redundancy costs, profit is forecast to be between $1.15 and $2.25 per share.

“Team Caterpillar is now halfway through one of the most challenging years in the company’s history,” Owens said.  “Our 2009 sales have been hurt by weak end-user demand and significant reductions in dealer inventory.  In fact, dealers have reduced their machine inventories by about $1.5 billion through the first half of the year and could reach close to $3 billion by year-end.  As tough as this year has been, the improved profit outlook is a tangible sign of what happens when the entire team is pulling in the same direction and deploying the trough strategy we put in place over the past four years.  We are very pleased with the way our people have stepped up and responded to this extraordinary period of economic turmoil,” Owens said.

Notes:
-	Information on non-GAAP financial measures, including the treatment of redundancy costs in the second quarter and in the outlook, is included on page 25.
-	Glossary of terms is included on pages 23-24; first occurrence of terms shown in bold italics.

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent.  With 2008 sales and revenues of $51.324 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at:  www.cat.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will," “would,” "expect," "anticipate," “should” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse change in general economic conditions; (ii) adverse change in the industries Caterpillar serves including construction, infrastructure, mining, energy, marine and electric power generation; (iii) Caterpillar’s ability to manage material, including steel, and freight costs; (iv) Caterpillar’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs; (v) material adverse change in customers’ access to liquidity and capital; (vi) currency exchange or interest rates changes; (vii) political stability; (viii) market acceptance of the company's products and services; (ix) significant changes in the competitive environment; (x) epidemic diseases; (xi) severe change in weather conditions negatively impacting operations; (xii) changes in law, regulations and tax rates; and (xiii) other general economic, business and financing conditions and factors described in more detail in the company's Form 10-K filed with the Securities and Exchange Commission on February 20, 2009. This filing is available on our website at www.cat.com/sec_filings. We do not undertake to update our forward-looking statements.

Key Points
Second Quarter 2009 (Dollars in millions except per share data)
	Second Quarter 2009	Second Quarter 2008	$ Change	% Change
Machinery and Engines Sales	$7,254	$12,797	$(5,543)	(43)%
Financial Products Revenues	721	827	(106)	(13)%
Total Sales and Revenues	$7,975	$13,624	$(5,649)	(41)%
Profit	$371	$1,106	$(735)	(66)%
Profit per common share - diluted	$0.60	$1.74	$(1.14)	(66)%

Excluding Redundancy
Profit	$443	$1,106	$(663)	(60)%
Profit per common share - diluted	$0.72	$1.74	$(1.02)	(59)%

▪	Second-quarter sales and revenues of $7.975 billion were 41 percent lower than the second quarter of 2008.

▪	As a result of recessionary conditions throughout much of the world, Machinery and Engines (M&E) sales decreased $5.543 billion.

▪	Machinery sales decreased 49 percent, Engines sales were down 32 percent and Financial Products revenues declined 13 percent from a year ago.

▪
Inventory has been reduced by $1.621 billion from December 2008.  The significant inventory reduction has resulted in pre-tax LIFO inventory decrement benefits of $110 million or $0.14 per share in the quarter.

▪	Redundancy costs were $85 million before tax or $0.12 per share in the quarter.

2009 Outlook

▪	The company is updating its outlook for 2009 by improving profit expectations and tightening the sales and revenues range.

▪	With half a year of actual results behind us we have tightened the full-year outlook for sales and revenues to a range of $32 billion to $36 billion.

▪
We expect 2009 profit in a range of $0.40 to $1.50 per share including redundancy costs of about $700 million, or $0.75 per share.  Excluding redundancy costs, we expect profit to be between $1.15 and $2.25 per share.

▪	We expect strong cash flow for the year and to improve our balance sheet.

A question and answer section has been included in this release starting on page 18.

DETAILED ANALYSIS
Second Quarter 2009 vs. Second Quarter 2008

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between second quarter 2008 (at left) and second quarter 2009 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Machinery Volume includes the impact of consolidation of Caterpillar Japan Ltd. (Cat Japan) sales.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues for second quarter 2009 were $7.975 billion, down $5.649 billion, or 41 percent, from second quarter 2008.  Machinery sales volume was down $4.183 billion, and Engines sales volume declined $1.394 billion.  Price realization improved $259 million, and currency had a negative impact on sales of $225 million, primarily due to a weaker euro and British pound.  In addition, Financial Products revenues decreased $106 million.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Asia/ Pacific	% Change	Latin America	% Change
Second Quarter 2009
Machinery	$4,338	(49)%	$1,730	(51)%	$1,010	(61)%	$1,061	(25)%	$537	(47)%
Engines 1	2,916	(32)%	1,020	(30)%	1,090	(36)%	551	(26)%	255	(31)%
Financial Products 2	721	(13)%	431	(15)%	124	(21)%	91	11%	75	(9)%
	$7,975	(41)%	$3,181	(42)%	$2,224	(50)%	$1,703	(24)%	$867	(41)%
Second Quarter 2008
Machinery	$8,530		$3,511		$2,593		$1,414		$1,012
Engines 1	4,267		1,458		1,693		745		371
Financial Products 2	827		506		157		82		82
	$13,624		$5,475		$4,443		$2,241		$1,465

1	Does not include internal engines transfers of $319 million and $748 million in 2009 and 2008, respectively. Internal engines transfers are valued at prices comparable to those for unrelated parties.
2	Does not include internal revenues earned from Machinery and Engines of $93 million and $83 million in 2009 and 2008, respectively.

Machinery Sales

Sales of $4.338 billion decreased $4.192 billion, or 49 percent, from second quarter 2008.

▪	Excluding the consolidation of Cat Japan, sales volume decreased $4.473 billion.

▪	Price realization increased $100 million.

▪	Currency decreased sales by $109 million.

▪	Geographic mix between regions (included in price realization) was $28 million unfavorable.

▪	The consolidation of Cat Japan added $290 million to sales.

▪
Over the past three quarters, dealers reported declines in deliveries to end users at rates unprecedented in the more than 30 years of available data.  Nearly all countries and all industries were impacted.

▪
Some signs of moderation appeared late in the quarter, especially in the developing economies.  However, the multi-quarter declines in activity mean that year-over-year comparisons show large percentage decreases in all regions.

▪	Dealers responded to steep declines in their business by sharply reducing inventories. They reported reductions in the quarter of almost $1.2 billion, which also contributed to lower sales volume. However, inventories in months of supply were higher than a year ago in all regions.

▪
Home prices declined in North America and Europe, and banks generally tightened qualifications for home mortgages.  As a result, housing construction declined. Nonresidential construction also declined in both regions.

▪
Sales volume decreased in the developing regions of Africa/Middle East, the Commonwealth of Independent States (CIS), Asia/Pacific and Latin America, although the percentage declines were usually not as severe as in the developed economies.

North America – Sales decreased $1.781 billion, or 51 percent.

▪	Sales volume decreased $1.821 billion.

▪	Price realization increased $41 million.

▪	Currency decreased sales by $1 million.

▪
Severe recessions in both the United States and Canada caused most industries that use our equipment to reduce purchases drastically.  Dealers also reported lower inventories, which contributed to the volume decline.

▪
U.S. housing starts were 47 percent lower than a year earlier.  Factors depressing construction included high inventories of unsold homes, lower selling prices and continued stringent standards for mortgage qualification.

▪	Orders for nonresidential building construction were down almost 40 percent. Problems were rising vacancy rates, tight lending standards and lower commercial property prices.

▪	Contracts for infrastructure-related construction dropped 15 percent. Highway construction contracts were about even with a year earlier, reflecting improvement late in the quarter.

▪
Sharp declines in construction caused nonmetals mining and quarry production to drop 20 percent.  The industry continued to reduce capacity during the quarter, and the usage of remaining capacity dropped to a record-low rate.

▪	Metals prices were 44 percent lower than second quarter 2008, and metals mining production dropped 14 percent.

▪	Coal production declined 8 percent, and prices were much lower. Electric utilities cut production, and exports were down more than 50 percent.

▪	Crude oil prices fell 52 percent, prompting oil companies in Canada to reduce nonconventional oil extraction development, which includes tar sands, by 31 percent.

EAME – Sales decreased $1.583 billion, or 61 percent.

▪	Sales volume decreased $1.531 billion.

▪	Price realization increased $27 million.

▪	Currency decreased sales by $79 million.

▪
The steep drop in sales volume resulted from the deep recession in Europe, collapses in most CIS economies, and a less favorable environment for energy and mining industries in Africa/Middle East.  Dealers reported much lower deliveries in most countries and across most industries.

▪	Dealers responded to reduced deliveries by cutting inventories well below a year earlier; however, months of supply increased.

▪
The housing industry remained depressed in most European countries.  Permits for new construction in the early months of this year declined 7 percent in Germany, 15 percent in France and 64 percent in Spain.  U.K. housing orders were down 38 percent in the second quarter.  Home prices declined in many European countries, and euro-zone banks continued to tighten lending standards for home purchases.

▪
Nonresidential building construction also contracted.  Negative factors included stringent standards for new loans, reduced bank lending and a sharp drop in capacity utilization.  Infrastructure construction increased slightly.

▪
In Africa/Middle East, dealer efforts to reduce inventories were the most important reason for lower sales volume.  Other contributors were a 10-percent decrease in oil production, a 14-percent drop in South African construction permits and a severe decline in Turkish industrial production from a year earlier.

▪
Sales volume in the CIS dropped more than 80 percent due to sharp reductions in economic activity.  Russian interest rates were higher than a year earlier, and the money supply declined.  As a result, industrial production was down 15 percent, and construction was down 20 percent.  Ukrainian industrial production declined more than 30 percent.

Asia/Pacific – Sales decreased $353 million, or 25 percent.

▪	Excluding the consolidation of Cat Japan, sales volume decreased $676 million.

▪	Price realization increased $41 million.

▪	Currency decreased sales by $8 million.

▪	The consolidation of Cat Japan added $290 million to sales.

▪
Economies throughout the region were weaker than a year earlier, causing dealers to report lower deliveries to end users.  In response, dealers aggressively drew down their inventories, which was the most significant cause of lower sales volume.  Reported dealer inventories increased in months of supply.

▪
In China, growth in industrial production slowed from 16 percent last year to 8 percent this year, and exports dropped 25 percent.  Building starts declined 10 percent.  Although comparisons against a year earlier are negative, economic activity improved during the quarter.

▪	The Australian economy slowed in response to a long period of high interest rates. Approvals for housing construction declined 23 percent, and those for nonresidential construction fell 50 percent.

▪	The Reserve Bank of India maintained tight economic policies through most of last year, causing industrial production growth to slow.

▪	The Japanese economy suffered from a 41-percent decline in exports and a sharp reduction in business investment. Housing orders dropped 53 percent, and commercial building starts fell 41 percent.

Latin America – Sales decreased $475 million, or 47 percent.

▪	Sales volume decreased $473 million.

▪	Price realization increased $19 million.

▪	Currency decreased sales by $21 million.

▪	Dealers reported reductions in inventories, accounting for much of the decline in sales volume. However, inventory in months of supply increased from a low year-earlier level.

▪
Economies in the region weakened due to declining exports and tight economic policies through much of last year.  Industrial production declined 9 percent in Mexico, 13 percent in Brazil and 15 percent in both Chile and Colombia.

▪
Construction sectors deteriorated in most countries, and lower commodity prices and sharp declines in industrial production throughout the world hurt the important mining industry.  Mining output declined 13 percent in Brazil and nearly 2 percent in Chile, depressing our sales of machines used in mining.

Engines Sales

Sales of $2.916 billion decreased $1.351 billion, or 32 percent, from second quarter 2008.

▪	Sales volume decreased $1.394 billion.

▪	Price realization increased $159 million.

▪	Currency decreased sales by $116 million.

▪	Geographic mix between regions (included in price realization) was $10 million unfavorable.

▪	Dealer-reported inventories were up, and months of supply increased, as dealer deliveries decreased.

North America – Sales decreased $438 million, or 30 percent.

▪	Sales volume decreased $526 million.

▪	Price realization increased $89 million.

▪	Currency decreased sales by $1 million.

▪
Sales for petroleum applications decreased 18 percent primarily due to a decrease in turbine sales, partially offset by slightly increased sales into petroleum engine applications for gas compression and drilling.

▪	Sales for industrial applications decreased 54 percent based on substantially lower demand in construction and agricultural applications due to economic uncertainty and tight credit conditions.

▪	Sales for electric power applications were about the same as the second quarter of 2008.

EAME – Sales decreased $603 million, or 36 percent.

▪	Sales volume decreased $547 million.

▪	Price realization increased $42 million.

▪	Currency decreased sales by $98 million.

▪
Sales for electric power applications decreased 47 percent due to weak economic conditions and reduced availability of credit combined with dealers beginning to work down inventory to align with the reduced demand.

▪
Sales for industrial applications decreased 48 percent based on significantly lower demand in construction and agricultural applications due to weak economic conditions and reduced availability of credit.

▪	Sales for petroleum applications decreased 14 percent primarily due to a slowdown in engines and turbines used in offshore drill rigs and production applications.

▪
Sales for marine applications decreased 25 percent due to weak economic conditions, partially offset by increased demand for engines used in general cargo, container and offshore applications due to increased availability.

Asia/Pacific – Sales decreased $194 million, or 26 percent.

▪	Sales volume decreased $206 million.

▪	Price realization increased $27 million.

▪	Currency decreased sales by $15 million.

▪
Sales for petroleum applications decreased 38 percent primarily due to a slowdown in Chinese land-based drill activity.  Deliveries to Asian shipyards for deep offshore drilling rigs remained strong, about the same as the second quarter of 2008.

▪	Sales of electric power engines decreased 26 percent due to cancelled and delayed projects in China and India.

▪	Sales for industrial applications decreased 41 percent, due to significantly lower demand in construction and mining support applications.

▪	Sales for marine applications increased 23 percent, with strong demand for workboat and general cargo vessels.

Latin America – Sales decreased $116 million, or 31 percent.

▪	Sales volume decreased $125 million.

▪	Price realization increased $11 million.

▪	Currency decreased sales by $2 million.

▪	Sales for on-highway truck applications decreased 84 percent as a result of the decision to exit the on-highway truck business.

▪	Sales for petroleum applications decreased 22 percent due to a slowdown in land-based drill rig and production applications.

▪	Sales of electric power engines decreased 36 percent due to worsening economic conditions and reduced availability of credit.

Financial Products Revenues

Revenues of $721 million decreased $106 million, or 13 percent, from second quarter 2008.

▪	A decrease of $55 million was due to a $39 million impact of lower interest rates on new and existing finance receivables and a decrease in average earning assets of $16 million.

▪
Other revenues at Cat Financial decreased $33 million.  The decrease was primarily due to a $17 million impact from returned or repossessed equipment and the absence of a $12 million gain related to the sale of receivables in the second quarter of 2008.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between second quarter 2008 (at left) and second quarter 2009 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other/M&E Redundancy includes the operating profit impact of consolidating adjustments, consolidation of Cat Japan and Machinery and Engines other operating expenses which include Machinery and Engines redundancy costs.

Operating Profit

The second-quarter operating profit was $347 million compared to an operating profit of $1.525 billion in the second quarter of 2008.  Lower sales volume was the primary reason for the decline.

Manufacturing costs decreased $85 million.  Significant inventory reduction has resulted in $110 million ($0.14 per share) of LIFO inventory decrement benefits.  Excluding decrement benefits, manufacturing costs increased $25 million.

SG&A and R&D expenses declined $291 million as a result of significant cost-cutting measures.

Currency had an $89 million favorable impact on operating profit as the benefit to costs more than offset the negative impact on sales.

Redundancy costs were $85 million, and the consolidation of Cat Japan unfavorably impacted operating profit by approximately $80 million.

Operating Profit (Loss) by Principal Line of Business
(Millions of dollars)	Second Quarter 2009	Second Quarter 2008	$ Change	% Change
Machinery 1	$(252)	$719	$(971)	(135)%
Engines 1	555	711	(156)	(22)%
Financial Products	127	166	(39)	(23)%
Consolidating Adjustments	(83)	(71)	(12)
Consolidated Operating Profit	$347	$1,525	$(1,178)	(77)%

1	Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit/Loss by Principal Line of Business

▪
Machinery operating loss was $252 million compared to an operating profit of $719 million in the second quarter of 2008.  Sharply lower sales volume, losses at Cat Japan and $74 million of redundancy costs were partially offset by lower SG&A and R&D expenses, improved price realization and LIFO inventory decrement benefits.

▪
Engines operating profit of $555 million was down $156 million, or 22 percent, from the second quarter 2008.  Significantly lower sales volume and $11 million of redundancy costs were partially offset by improved price realization and lower SG&A expenses.

▪
Financial Products operating profit of $127 million was down $39 million, or 23 percent, from the second quarter 2008.  The decrease was primarily attributable to a $28 million impact from decreased net yield on average earning assets, a $17 million unfavorable impact from returned or repossessed equipment, the absence of a $12 million gain related to the sale of receivables in the second quarter of 2008 and a $7 million unfavorable impact from lower average earning assets, partially offset by a $27 million decrease in SG&A expenses.

Other Profit/Loss Items

▪	Interest expense excluding Financial Products increased $39 million as a result of higher debt. We have intentionally held more cash than usual as a result of capital market volatility.

▪	Other income/expense was income of $163 million compared with income of $83 million in second quarter 2008. The improvement was primarily related to a favorable currency impact of $93 million.

▪
The provision for income taxes in the second quarter reflects an actual (discrete period) effective tax rate of 10 percent compared to an estimated annual tax rate of 31.3 percent for second quarter 2008 excluding discrete benefits of $47 million in the second quarter 2008.  The decrease is primarily attributable to a more favorable geographic mix of profits and losses from a tax perspective along with a larger percentage benefit from U.S. permanent differences and credits including the research and development tax credit.  We are currently unable to reliably estimate the 2009 annual effective tax rate and are recording taxes on an actual basis.  This approach results in more volatility in the quarterly effective tax rate, particularly with the reduced overall profit levels.

▪
Equity in profit/loss of unconsolidated affiliated companies was a loss of $1 million compared with income of $10 million in the second quarter 2008.  The decrease is primarily related to the absence of equity profit after the consolidation of Cat Japan.

▪
Profit/loss attributable to noncontrolling interests (formerly minority interest) favorably impacted earnings $19 million from second quarter 2008, primarily due to adding back 33 percent of Cat Japan’s losses attributable to Mitsubishi Heavy Industries.

Employment

Worldwide employment was 95,761 at the end of second quarter 2009.  Excluding the impact of consolidating Cat Japan, employment declined by approximately 15,000 from second quarter 2008.  Cat Japan added about 5,500.

Since late 2008, we have taken a variety of steps to bring our workforce in line with demand. This includes full-time Caterpillar employees who have been laid off or separated and those who have taken advantage of incentive-based voluntary plans offered by the company.  Since the end of 2008, full-time employment has declined by about 17,100.  In addition, we have long utilized a flexible workforce made up of part-time/temporary, contract and agency workers to better respond to shifts in demand.  These workers are not included in our full-time employment.  Since late 2008, we have reduced this flexible workforce by more than 17,000.  Depending on business conditions, more layoffs and reductions may be required.  In addition, we expect to maintain volume flexibility with cost-effective rolling layoffs.

2009 OUTLOOK

Economic Outlook

We expect the world economy to decline more than 2 percent this year, the worst year for growth in the postwar period.  Some economic indicators improved in the second quarter, suggesting the rapid decline in the world economy is moderating.  However, we expect output will fall further in the third quarter before recovering slightly in the fourth quarter.

▪	Short-term interest rates in developed economies are at record lows, often near zero. Since last September, most developing countries have cut their interest rates to or near record lows.

▪
Major central banks significantly expanded balance sheets to provide more liquidity to their banking systems.  Since the Lehman Brothers’ bankruptcy, the Fed and the Bank of England more than doubled their assets, and the European Central Bank increased assets by more than a third.

▪	Many governments introduced large, multi-year stimulus programs. We estimate these total more than $3.5 trillion, with $1.7 trillion for infrastructure development.

▪
Collectively these actions are unprecedented, but they are in response to the worst economic environment since the Great Depression.  We expect that these policy changes will be sufficient to start a recovery, but we have continuing concerns.  Several credit spreads remain higher than normal, banks in some countries continue to tighten lending standards and major central banks have let their balance sheets shrink from peaks last December.

▪
Prospects for recovery look firmest in Asia/Pacific.  China quickly reversed its tight monetary policy and launched a massive stimulus program.  Both money and credit growth reached record highs, and growth in industrial production has already improved.  Commercial and residential building sales, which declined last year, have turned up sharply, and selling prices have increased.  Economic growth rebounded in the second quarter and should average near 8 percent for the year.

▪
Sharp interest rate cuts in India started a recovery in industrial production, and mining output appears to have turned up.  Industrial production is again increasing in Indonesia, Malaysia, Thailand, Singapore and Taiwan.  Lower interest rates and some recovery in exports are helping these countries.

▪
Latin American economies also seem to be mending.  Brazil, the region’s largest economy, cut interest rates, and industrial production started to improve in the second quarter.  Both Chile and Colombia took large interest rate cuts over the past few months, and we expect their economies will improve before year end.  Regional output should decline about 1 percent this year, largely due to a severe recession in Mexico.

▪
Economic output in Africa/Middle East should be about even with last year due to some expected improvement in the second half of 2009.  Credit spreads have declined, and the recovery in metals prices from first-quarter lows encouraged some increase in mining production.  While commodity prices have eased recently we do not expect a return to first-quarter lows.  Additionally, Turkey cut interest rates 850 basis points over the last nine months, and industrial production rebounded from the first-quarter low.

▪
Among developing regions, the CIS has the weakest prospect for recovery this year.  Interest rates remain high, and severe recessions likely persisted through the second quarter.  We expect economies in the CIS will decline more than 3 percent this year.

▪
Signs of recovery in the developed economies are more tenuous.  Recent optimism resulted mostly from surveys of business and consumer confidence or data showing slower rates of decline.  Evidence of actual recovery was scarce.

▪
The Japanese economy is suffering from severe declines in exports and business investment.  Leading indicators are declining, and we do not expect a recovery this year.  The economy should decline more than 6 percent.

▪
We estimate the U.S. economy was in recession through the end of the second quarter and expect another decline in the third quarter.  Modest growth should occur in the fourth quarter.  Output should decline more than 3 percent this year, the worst peacetime performance since 1938.

▪
Factors that could threaten a U.S. recovery include declines in home and commercial property prices, tight lending standards, limited growth in bank lending and a drop in commercial paper outstanding to the lowest level since June 1998.

▪
U.S. housing starts bottomed at under a 500,000 unit annual rate in April and improved to a 582,000 unit annual rate in June.  We expect further improvements in the second half, and starts for the year should average about 600,000 units.  Starts would still be the lowest since 1945.

▪
We expect orders for nonresidential building construction will fall almost 40 percent in 2009 due to weak business profits, rising vacancy rates and declining commercial property prices.  Infrastructure-related construction orders were down 17 percent year to date, but stimulus funding in the second half should reduce the full-year decline to about 10 percent.

▪
Europe should have a growth pattern similar to the United States, with the economy declining 2.5 percent this year.  Both business and consumer surveys improved, and these frequently signal recovery.  The United Kingdom should be quicker to recover than the euro-zone due to more aggressive policy actions.

▪
In 2009, we expect crude oil prices will average $55 per barrel, copper prices $2 per pound and Central Appalachian coal $51 per ton.  Crude oil and copper prices should average higher in the second half than in the first half; coal prices should be down slightly.  All prices would be favorable for increased production although producers likely will remain cautious.

2009 Sales and Revenues Outlook

We are encouraged by signs of stabilization in credit markets, the more than $3.5 trillion in fiscal stimulus worldwide, record low interest rates and by a return to more favorable commodity prices.  These factors are necessary building blocks for recovery.

While these building blocks for future growth are emerging, the short-term outlook remains very depressed.  Our dealers reported very substantial declines in demand during the first half of 2009, and they responded by drawing down inventories.  The impact of very weak demand coupled with sharp declines in dealer machine inventories has had a significant negative impact on Caterpillar sales.

During the second quarter, we saw some signs that demand by end users was beginning to stabilize, particularly for machines.  End-user demand was in a very tight band from January to May, but showed some improvement in June.  Prospects for improvement are strongest in the developing countries, with tentative indications that recovery is underway in Asia.

With half a year of actual results behind us we have tightened the full-year outlook for sales and revenues to a range of $32 billion to $36 billion.  However, the high degree of uncertainty in the global economy makes it very difficult to forecast sales and revenues, and as a result, the outlook range is still relatively wide.

We expect that dealers will continue to reduce machine inventories during the second half, with a total-year reduction that could reach $3 billion.  It is likely that much of the additional reduction will occur in the third quarter and as a result, we have more plant shutdowns planned.  The third quarter will likely be the weakest quarter for sales in 2009.

2009 Profit Outlook

We have implemented a wide variety of actions to weather this very severe recession, and as a result, we expect to be profitable in 2009.  We expect 2009 profit in a range of $0.40 to $1.50 per share including redundancy costs of about $700 million, or $0.75 per share.  Excluding redundancy costs, we expect profit to be between $1.15 and $2.25 per share.

This is an improvement in the 2009 profit outlook since the end of the first quarter.  At that time we expected profit at the mid-point of the range to be $0.50 per share, or $1.25 excluding redundancy costs.

Due to the extremely difficult economic climate, we have been very focused on deploying the trough actions that have been a key element to our overall strategy since 2005.  While these actions are painful, they are important steps to keep the company strong and positioned for economic growth, when it comes.  We are taking significant actions to:

▪	Lower production to levels below expected end-user demand to help dealers lower their inventories.

▪	Reduce cost levels and improve cash flow.

▪	Strengthen our financial position, significantly reduce inventory and improve liquidity.

▪	Continue to invest for the future in research and development and select new facilities.

Elements of the Outlook include:

▪
We are committed to our 2009 inventory reduction goal of about $3 billion and have reduced inventory by more than $1.6 billion through the end of the second quarter.  Inventory management is a key element of the Caterpillar Production System, and we are pleased with the traction we are gaining.

▪
We expect dealers to reduce their new machine inventory by close to $3 billion.  Dealers have reduced their new machine inventories by about $1.5 billion through the first half—about $300 million during the first quarter and about $1.2 billion in the second quarter.

▪	Significant reduction in capital expenditures for 2009.

▪	Suspension of Caterpillar stock repurchases.

▪	Maintenance of a high level of cash as a result of volatile credit markets.

▪	We are forecasting improved price realization for 2009 and realized $225 million in the first quarter and $259 million in the second quarter.

▪	Overall material costs for 2009 are expected to be about the same as 2008.

▪	Sharp declines in overtime work. Factory overtime is a key element of volume flexibility, and many facilities were working high levels of overtime throughout most of 2008.

▪	Thousands of employees at facilities around the world have been affected by temporary layoffs and full- and partial-plant shutdowns.

▪	Suspension of salary increases for nearly all support and management employees.

▪	Elimination of short-term incentive compensation based on the current profit outlook range.

▪	Significant reductions in total compensation for executives/senior managers.

▪
Excluding Cat Japan, Machinery and Engines SG&A expenses are expected to decline about 25 percent.  R&D expenses are forecasted to decline more than 15 percent with spending in 2009 primarily focused on new products to meet Tier 4 regulatory emissions requirements and other key product development programs.

▪	Financial Products profit before tax is expected to decline by about 30 percent in 2009. The profit outlook for Financial Products improved in the second quarter.

QUESTIONS AND ANSWERS

Q1:	It appears that many commodity prices are remaining at relatively high levels given current commodity demand. Do you expect commodity prices to remain at current levels over the next six months?

A:
We are forecasting that second-half prices for most key commodities that impact our business will be below second-quarter peaks, but higher than first-half averages. U.S. coal prices are the exception, with our projection of Central Appalachian coal at $49 per ton in the second half.  We would consider that price high enough to encourage increased coal production.  Commodity prices have held up better than we expected given steep declines in industrial production throughout the world.  We believe that’s a result of producers quickly reducing production and China rebuilding inventories.

Q2:	Are higher commodity prices having any positive impact on your mining business? Can you describe recent trends … has interest, quoting, or order activity shown any signs of life?

A:
Gold miners appear to be cautiously optimistic, and we are starting to see some increased quoting activity.  Although copper prices remain well above investment threshold levels, there is significant caution among miners, and we are not seeing increased activity around copper.  We have seen increased quoting activity in the oil sands, but not many new orders as of yet.

Q3:	Are you more positive or more negative on the near-term prospects for mining than you were at the end of the first quarter?

A:
We remain essentially neutral to last quarter.  We have seen some increased quoting activity in certain areas, but that hasn’t yet resulted in much of a change in order activity.  Many of our customers have indicated that a stable copper price, above $2 per pound, for a more extended period, roughly six months, will likely be needed to gain enough confidence to generate increased order activity.

Q4:
Over the past quarter you’ve talked about signs of economic improvement and improvement in your sales in China.  Can you summarize what happened in the second quarter in China and your expectations for the remainder of the year?

A:
Economic data for China show definite signs of improvement.  Money growth accelerated sharply, and growth in industrial production and building sales improved.  Building starts, which lag, just turned up.  Fixed asset investment in May was 38 percent above a year earlier.  Our dealers reported significantly higher deliveries of machines in June of this year than a year ago.

We expect the Chinese economy will strengthen throughout the rest of the year and that dealer deliveries of machines will continue to improve in the second half.

Q5:	Are you starting to see any sales improvement linked to the U.S. stimulus package? Do you expect to … and when?

A:
Our expectation has always been that the package would have a fairly limited impact on 2009, with most of it occurring in the second half.  Most funds have been allocated, with highway paving a major beneficiary.  However, actual expenditures, which occur as work is finished, have been fairly small.  Highway contracting has improved in recent months, and we project that infrastructure construction will improve in the second half.

Q6:	Can you be more specific about what’s happened with dealer inventories so far this year? What are your expectations for all of 2009?

A:
During the first half of 2009, dealers reduced their machine inventories about $1.5 billion.  During the first half of 2008, they increased machine inventories almost $900 million.  As a result of changes to dealer inventories in both years, we’ve seen a negative impact on first half 2009 machine sales compared with first half 2008 of about $2.4 billion.

We expect that dealers will continue to lower their machine inventories in 2009.  We expect that the $1.5 billion reduction through the first half could grow to nearly $3 billion by year end—with most of the additional reduction likely coming in the third quarter.

Q7:
We think of your turbines business as “late cycle” and understand that 2009 will be a very good year for sales.  However, prospects for next year may be more difficult.  Realizing that you’ve not provided a sales or profit outlook for 2010, can you provide some color on activity around new orders?

A:
Based on order activity, sales will likely be down from peak highs in 2008 and 2009, but still at healthy levels from a historical perspective.  In addition to new equipment, turbine sales include related services which continue to grow with expanded offerings to our customers and ongoing support of our large field population.

Q8:	How are your Integrated Service Businesses performing given the economic downturn?

A:
As these businesses provide services or contain an important service component, they tend to be more stable through the business cycle than new machines and engines.  Although volume declined for these businesses during the second quarter, it was much less than the decline in sales and revenues for the company in total.  Integrated service businesses represented more than 45 percent of total company sales and revenues in the second quarter and are expected to remain at similar levels in the second half of the year.

Q9:	There was $558 million of redundancy cost in the first quarter and $85 million in the second quarter. How much more do you expect for the full year 2009?

A:	We expect about $700 million, or $0.75 per share, of redundancy costs for the full year 2009.

Q10:	Can you comment on your consolidated liquidity position?

A:
Caterpillar's liquidity position continues to improve.  Cat Financial has issued both fixed rate and floating rate notes in euros and a medium-term note in Canadian dollars.  These represent our first euro issuances in more than a year and our first Canadian dollar issuance in more than two years.  Both suggest continued improvement in global credit markets.  Of note, the coupon on the euro fixed rate note was 5.125 percent, which was lower than the issuance a year earlier.  Despite improvements in global credit markets we continue to hold approximately $3 billion in excess cash reserves as a buffer.  We plan to gradually reduce some of this excess over the remainder of the year.

Q11:	Inventory dropped $832 million during the second quarter and is down $1.621 billion since the end of 2008. Do you expect further reductions this year?

A:
We expect further reductions throughout the year as we improve internal efficiencies and also downsize our inventories to match production levels.  We are committed to meeting our goal of about $3 billion full-year reduction.

Q12:	Can you summarize your 2009 expectations related to capital expenditures, stock repurchase and dividends?

A:
Capital expenditures are expected to be about $1.5 billion.  Stock repurchase spending is expected to be zero as the stock repurchase program is likely to remain suspended throughout 2009.

For dividends, each quarter the Board of Directors reviews the company’s dividend and determines whether to increase, maintain or decrease the dividend for the applicable quarter.  On a quarterly basis, the Board will evaluate the financial condition of the company and consider the economic outlook, corporate cash flow, the company’s liquidity needs, and the health and stability of global credit markets to determine whether to maintain or change the quarterly dividend.  Decreasing or suspending the quarterly dividend are potential actions which could be triggered to improve liquidity and will be reviewed and analyzed as the company focuses on trough management to weather the global economic recession.

Q13:
During the second quarter you issued stock to fund U.S. pension plans.  Can you discuss pension funding in total—how much cash is expected to be contributed in 2009, how much stock was issued and the impact on total shares outstanding?

A:
To proactively address funding obligations, we expect to contribute approximately $1 billion to pension plans in 2009.  During the first half of 2009, $953 million was contributed.  To provide the company with greater financial flexibility, we funded a portion of the contribution with company stock.  In May, 18.2 million shares of company stock were contributed to U.S. pension plans.  This equated to a contribution of approximately $650 million.  In addition, beginning in June, the company began funding the 401(k) match with company stock.  This is equivalent to approximately $10 million per month.  As of June 30, 2009, the company had 621 million shares outstanding.

Q14:	What long-term debt issuances are anticipated for the remainder of the year?

A:
Additional long-term debt issuances are not anticipated for either Caterpillar Inc. or Cat Financial for the remainder of 2009.  The Caterpillar Inc. issuance in December 2008 and Cat Financial's first quarter 2009 issuances effectively more than funded our total expected 2009 needs.  During the second quarter, Cat Financial also completed euro and Canadian dollar issuances to take advantage of funding opportunities as these markets opened up.

Q15:	Your financial release focuses on the second quarter of 2009 versus 2008. However, Financial Products results improved in the second quarter from first quarter levels. What caused the improvement?

A:
First-quarter profit was depressed by significant currency losses, losses related to Cat Insurance’s investment portfolio, write-downs on retained interests related to the securitized asset portfolio and redundancy costs related to employment reductions.  For the most part these items had little impact on the second quarter.  In addition, Financial Products’ margins improved in the second quarter.

Q16:	Give us an update on the quality of Cat Financial’s asset portfolio. How are past dues, credit losses and allowances?

A:
Overall portfolio quality was not significantly different than at the end of the first quarter.  At the end of the second quarter 2009, past dues were 5.53 percent compared with 5.44 percent at the end of the first quarter.  At the end of the second quarter 2008, past dues were 3.35 percent.  We expect there will be continued pressure on past dues during the remainder of 2009.

Bad debt write-offs, net of recoveries, were $55 million for the second quarter of 2009, up from $47 million in the first quarter of 2009 and up more significantly from $19 million for the second quarter of 2008.  The $36 million year-over-year increase was driven by adverse economic conditions primarily in North America and, to a lesser extent, in Europe.

Year-to-date annualized losses are 0.82 percent of year-to-date average retail portfolio compared to 0.74 percent for the first quarter.  The rate of write-offs, at 0.82 percent, is higher in comparison to the most recent periods of economic weakness in 2001 and 2002, which were 0.65 percent and 0.69 percent, respectively.

At the end of the second quarter 2009, Cat Financial's allowance for credit losses totaled $378 million, a decrease of $13 million compared to the $391 million allowance for credit losses in the second quarter of 2008.  The decrease in allowance for credit losses resulted from a $47 million decrease due to a reduction in the overall net finance receivable portfolio, partially offset by a $34 million increase in the allowance rate.

Q17:	How do these asset quality metrics compare with prior recessions (early 2000s and early 1990s)? Do you believe that your loss reserves are in line with past dues and expected credit losses?

A:
As historical comparisons, total Cat Financial past dues during the last U.S. recessions were 4.51 percent at the end of the second quarter of 2002 and 4.30 percent in June of 1991.  Total write-offs, net of recoveries, for the full-year of 2002 were 0.69 percent of our average retail portfolio compared with the annualized first half 2009 rate of 0.82 percent.  Cat Financial's allowance for credit losses, totaling $378 million at the end of the second quarter of 2009, is appropriate for the current and expected global economic environment.  The second quarter 2009 allowance for credit losses was 1.55 percent of net finance receivables compared with 1.41 percent in the second quarter of 2008.

Q18:	Do you believe that past dues have peaked for this business cycle or are close to the peak?

A:
As past dues tend to follow economic conditions, our expectation is that past dues should peak during the second half of 2009 at levels not far from our recent experience and gradually improve as global economic recovery begins. In the meantime, customers continue to report challenging conditions, and a significant amount of uncertainty remains.

Q19:	How much commercial paper do you have, and are you backing up your commercial paper with bank lines?

A:
Cat Financial has maintained good access to commercial paper (CP) markets throughout the second quarter of 2009.  A total of $2.4 billion in Cat Financial global CP was outstanding at quarter-end, compared with $2.9 billion at the end of the first quarter of 2009.  Of our CP outstanding at quarter-end, 48 percent had remaining maturities of one month or greater.  While Cat Financial operated with lower average CP balances in the second quarter of 2009 due to historically high cash balances, market access remained good in the United States, Canada and Europe with attractive pricing levels.  For example, during the second quarter Cat Financial issued 90-day CP in the United States at an average rate of 0.34 percent APR, in Canada at an average rate of 0.79 percent APR and in Europe at an average rate of 1.32 percent APR.  Commercial paper in Japan experienced improvement from an access and rate level during the second quarter, while broader CP market conditions in Australia remained less favorable.

A revolving credit facility totaling $6.85 billion is shared jointly with Caterpillar Inc. and serves to back up 100 percent of Cat Financial's CP issuance.  A total of $5.85 billion of this facility is allocated to Cat Financial.  In addition, an incremental 364-day revolving credit facility totaling $1.375 billion is shared jointly with Caterpillar Inc.  Of this $1.375 billion, $1.3 billion was put in place during the first quarter of 2009, and an incremental $75 million was added early in the second quarter.

Q20:	Has Cat Financial maintained funding access to cover maturing debt? Can you comment on your liquidity position in general? Will you need new long-term debt over the next year?

A:
Cat Financial has continued to maintain access to ample funding to cover debt maturities through a broad and diverse funding program.  At year-end 2008, $5.0 billion in long-term debt was scheduled to mature in 2009.  During the first half of 2009 Cat Financial issued $3.0 billion in U.S. medium-term notes, $690 million in U.S. retail notes, €650 million in medium-term notes and C$500 million in medium-term notes.  These issuances, coupled with year-to-date and projected cash receipts, have covered more than our 2009 debt maturities.  Cat Financial will remain selective and opportunistic in issuing debt.

Outside of the unsecured markets, we continue to possess the ability to access the U.S. Asset Backed Securitization (ABS) markets.  Cat Financial remains eligible to issue under the Term Asset-Backed Securities Loan Facility (TALF) program, but has not accessed the program to date.

Q21:	What's the status of the debt covenants related to the revolving credit facilities that back up commercial paper?

A:
Cat Financial was compliant with all revolving credit facility covenants in the second quarter of 2009.  The quarterly interest coverage ratio achieved was 1.44 to 1 compared to a minimum covenant requirement of 1.15 to 1.  The leverage ratio at quarter end was 7.21 to 1 compared to the maximum allowable covenant leverage level of 10 to 1.  We expect to be compliant on all revolver covenants for the remainder of 2009.

GLOSSARY OF TERMS

1.
Caterpillar Japan Ltd. (Cat Japan) – A Caterpillar subsidiary formerly known as Shin Caterpillar Mitsubishi Ltd. (SCM).  SCM was a 50/50 joint venture between Caterpillar and Mitsubishi Heavy Industries Ltd. (MHI) until SCM redeemed one half of MHI's shares on August 1, 2008.  Caterpillar now owns 67 percent of the renamed entity.

2.
Caterpillar Production System (CPS) – The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals for 2010 and beyond.

3.	Consolidating Adjustments – Eliminations of transactions between Machinery and Engines and Financial Products.
4.
Currency – With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.	EAME – Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
6.	Earning Assets – Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
7.
Engines – A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications and related parts. Also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machinery and engine components and remanufacturing services for other companies.  Reciprocating engines meet power needs ranging from 10 to 21,700 horsepower (8 to more than 16 000 kilowatts).  Turbines range from 1,600 to 30,000 horsepower (1 200 to 22 000 kilowatts).

8.
Financial Products – A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their respective subsidiaries.  Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels.  Cat Financial also extends loans to customers and dealers.  Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.  Cat Power Ventures is an investor in independent power projects using Caterpillar power generation equipment and services.

9.
Integrated Service Businesses – A service business or a business containing an important service component.  These businesses include, but are not limited to, aftermarket parts, Cat Financial, Cat Insurance, Cat Logistics, Cat Reman, Progress Rail, OEM Solutions and Solar Turbine Customer Services.

10.	Latin America – Geographic region including Central and South American countries and Mexico.

11.
LIFO Inventory Decrement Benefits – A significant portion of Caterpillar's inventory is valued using the last-in, first-out (LIFO) method.  With this method, the cost of inventory is comprised of "layers" at cost levels for years when inventory increases occurred.  A LIFO decrement occurs when inventory decreases, depleting layers added in earlier, generally lower cost, years.  A LIFO decrement benefit represents the impact on profit of charging cost of goods sold with prior year cost levels rather than current period costs.

12.
Machinery – A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, skid steer loaders, underground mining equipment, tunnel boring equipment and related parts. Also includes logistics services for other companies and the design, manufacture, remanufacture, maintenance and services of rail-related products.

13.
Machinery and Engines (M&E) – Due to the highly integrated nature of operations, it represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

14.
Manufacturing Costs – Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

15.	Machinery and Engines Other Operating Expenses – Comprised primarily of gains (losses) on disposal of long-lived assets, long-lived asset impairment charges and employee redundancy costs.
16.
Price Realization – The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

17.
Redundancy Costs – Costs related to employment reduction including employee severance charges, pension and other postretirement benefit plan curtailments and settlements and healthcare and supplemental unemployment benefits.

18.
Sales Volume – With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machinery and engines as well as the incremental revenue impact of new product introductions.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machinery and engines combined with product mix—the net operating profit impact of changes in the relative weighting of machinery and engines sales with respect to total sales.

19.
6 Sigma – On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities.  At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain.  It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams.  At Caterpillar, 6 Sigma goes beyond mere process improvement—it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES

The following definitions are provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend these items to be considered in isolation or substitutes for the related GAAP measures.

Profit Per Share Excluding Redundancy Costs

During the second quarter of 2009, we incurred redundancy costs of $85 million before tax related to employment reductions in response to the global recession.  We believe it is important to separately quantify the profit per share impact of redundancy costs in order for our 2009 actual results and outlook to be meaningful to our readers.  Reconciliation of profit per share excluding redundancy costs to the most directly comparable GAAP measure, profit per share is as follows:

	Second Quarter 2009	2009 Outlook Midpoint*
Profit per share	$0.60	$0.95
Per share redundancy costs	$0.12	$0.75
Profit per share excluding redundancy costs	$0.72	$1.70

* 2009 Sales and Revenues of $34 billion.

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Engines information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 29-34 reconcile Machinery and Engines with Financial Products on the equity basis to Caterpillar Inc. Consolidated financial information.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.cat.com/investor
http://www.cat.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100 (Office) or (309) 360-7311 (Mobile)
mail to:Dugan_Jim@cat.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales and revenues:
Sales of Machinery and Engines	$7,254	$12,797	$15,764	$23,776
Revenues of Financial Products	721	827	1,436	1,644
Total sales and revenues	7,975	13,624	17,200	25,420

Operating costs:
Cost of goods sold	5,752	10,036	12,779	18,645
Selling, general and administrative expenses	914	1,074	1,796	2,033
Research and development expenses	351	415	739	784
Interest expense of Financial Products	272	279	551	563
Other operating (income) expenses	339	295	1,163	577
Total operating costs	7,628	12,099	17,028	22,602

Operating profit	347	1,525	172	2,818

Interest expense excluding Financial Products	109	70	210	144
Other income (expense)	163	83	227	205

Consolidated profit before taxes	401	1,538	189	2,879

Provision (benefit) for income taxes	40	434	(40)	854
Profit of consolidated companies	361	1,104	229	2,025

Equity in profit (loss) of unconsolidated affiliated companies	(1)	10	—	21

Profit of consolidated and affiliated companies	360	1,114	229	2,046

Less: Profit (loss) attributable to noncontrolling interests	(11)	8	(30)	18

Profit 1	$371	$1,106	$259	$2,028

Profit per common share	$0.61	$1.80	$0.43	$3.29

Profit per common share – diluted 2	$0.60	$1.74	$0.42	$3.18

Weighted average common shares outstanding (millions)
- Basic	611.8	614.3	607.6	616.0
- Diluted 2	619.8	635.5	614.0	637.0

Cash dividends declared per common share	$0.84	$0.78	$0.84	$0.78

1	Profit attributable to common stockholders.
2	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc. Condensed Consolidated Statement of Financial Position (Unaudited) (Millions of dollars)
	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and short-term investments	$3,991	$2,736
Receivables - trade and other	6,534	9,397
Receivables - finance	8,110	8,731
Deferred and refundable income taxes	1,147	1,223
Prepaid expenses and other current assets	441	765
Inventories	7,160	8,781
Total current assets	27,383	31,633

Property, plant and equipment – net	12,226	12,524
Long-term receivables - trade and other	817	1,479
Long-term receivables - finance	13,488	14,264
Investments in unconsolidated affiliated companies	92	94
Noncurrent deferred and refundable income taxes	3,270	3,311
Intangible assets	485	511
Goodwill	2,264	2,261
Other assets	2,067	1,705
Total assets	$62,092	$67,782

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$702	$1,632
-- Financial Products	4,470	5,577
Accounts payable	2,682	4,827
Accrued expenses	3,611	4,121
Accrued wages, salaries and employee benefits	795	1,242
Customer advances	1,546	1,898
Dividends payable	261	253
Other current liabilities	857	1,027
Long-term debt due within one year:
-- Machinery and Engines	472	456
-- Financial Products	4,094	5,036
Total current liabilities	19,490	26,069

Long-term debt due after one year:
-- Machinery and Engines	5,677	5,736
-- Financial Products	17,881	17,098
Liability for postemployment benefits	8,920	9,975
Other liabilities	2,268	2,190
Total liabilities	54,236	61,068

Redeemable noncontrolling interest	481	524

Stockholders' equity
Common stock	3,347	3,057
Treasury stock	(10,745)	(11,217)
Profit employed in the business	19,579	19,826
Accumulated other comprehensive income (loss)	(4,906)	(5,579)
Noncontrolling interests	100	103
Total stockholders' equity	7,375	6,190
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$62,092	$67,782

Caterpillar Inc. Condensed Consolidated Statement of Cash Flow (Unaudited) (Millions of dollars)
	Six Months Ended
	June 30,
	2009	2008
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$229	$2,046
Adjustments for non-cash items:
Depreciation and amortization	1,072	952
Other	59	184
Changes in assets and liabilities:
Receivables – trade and other	3,133	(1,137)
Inventories	1,631	(1,009)
Accounts payable and accrued expenses	(2,717)	1,023
Customer advances	(338)	210
Other assets – net	168	(93)
Other liabilities – net	(434)	(271)
Net cash provided by (used for) operating activities	2,803	1,905
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(443)	(814)
Expenditures for equipment leased to others	(441)	(699)
Proceeds from disposals of property, plant and equipment	454	449
Additions to finance receivables	(3,800)	(7,099)
Collections of finance receivables	5,119	4,748
Proceeds from sale of finance receivables	93	696
Investments and acquisitions (net of cash acquired)	—	(111)
Proceeds from sale of available-for-sale securities	170	173
Investments in available-for-sale securities	(251)	(230)
Other – net	(53)	56
Net cash provided by (used for) investing activities	848	(2,831)
Cash flow from financing activities:
Dividends paid	(505)	(444)
Common stock issued, including treasury shares reissued	31	116
Payment for stock repurchase derivative contracts	—	(38)
Treasury shares purchased	—	(1,362)
Excess tax benefit from stock-based compensation	2	53
Acquisitions of noncontrolling interests	(6)	—
Proceeds from debt issued (original maturities greater than three months)	9,029	9,158
Payments on debt (original maturities greater than three months)	(7,570)	(6,530)
Short-term borrowings (original maturities three months or less)-net	(3,365)	(393)
Net cash provided by (used for) financing activities	(2,384)	560
Effect of exchange rate changes on cash	(12)	26
Increase (decrease) in cash and short-term investments	1,255	(340)
Cash and short-term investments at beginning of period	2,736	1,122
Cash and short-term investments at end of period	$3,991	$782

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended June 30, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$7,254	$7,254	$—	$—
Revenues of Financial Products	721	—	814	(93)	2
Total sales and revenues	7,975	7,254	814	(93)

Operating costs:
Cost of goods sold	5,752	5,752	—	—
Selling, general and administrative expenses	914	789	129	(4)	3
Research and development expenses	351	351	—	—
Interest expense of Financial Products	272	—	272	—	4
Other operating (income) expenses	339	59	286	(6)	3
Total operating costs	7,628	6,951	687	(10)

Operating profit	347	303	127	(83)

Interest expense excluding Financial Products	109	139	—	(30)	4
Other income (expense)	163	97	13	53	5

Consolidated profit before taxes	401	261	140	—

Provision (benefit) for income taxes	40	6	34	—
Profit of consolidated companies	361	255	106	—

Equity in profit (loss) of unconsolidated affiliated companies	(1)	(1)	—	—
Equity in profit of Financial Products' subsidiaries	—	102	—	(102)	6

Profit of consolidated and affiliated companies	360	356	106	(102)

Less: Profit (loss) attributable to noncontrolling interests	(11)	(15)	4	—

Profit 7	$371	$371	$102	$(102)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended June 30, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$12,797	$12,797	$—	$—
Revenues of Financial Products	827	—	910	(83)	2
Total sales and revenues	13,624	12,797	910	(83)

Operating costs:
Cost of goods sold	10,036	10,036	—	—
Selling, general and administrative expenses	1,074	925	154	(5)	3
Research and development expenses	415	415	—	—
Interest expense of Financial Products	279	—	279	—	4
Other operating (income) expenses	295	(9)	311	(7)	3
Total operating costs	12,099	11,367	744	(12)

Operating profit	1,525	1,430	166	(71)

Interest expense excluding Financial Products	70	70	—	—	4
Other income (expense)	83	(13)	25	71	5

Consolidated profit before taxes	1,538	1,347	191	—

Provision (benefit) for income taxes	434	386	48	—
Profit of consolidated companies	1,104	961	143	—

Equity in profit (loss) of unconsolidated affiliated companies	10	10	—	—
Equity in profit of Financial Products' subsidiaries	—	140	—	(140)	6

Profit of consolidated and affiliated companies	1,114	1,111	143	(140)

Less: Profit (loss) attributable to noncontrolling interests	8	5	3	—

Profit 7	$1,106	$1,106	$140	$(140)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Six Months Ended June 30, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$15,764	$15,764	$—	$—
Revenues of Financial Products	1,436	—	1,610	(174)	2
Total sales and revenues	17,200	15,764	1,610	(174)

Operating costs:
Cost of goods sold	12,779	12,779	—	—
Selling, general and administrative expenses	1,796	1,549	254	(7)	3
Research and development expenses	739	739	—	—
Interest expense of Financial Products	551	—	554	(3)	4
Other operating (income) expenses	1,163	605	576	(18)	3
Total operating costs	17,028	15,672	1,384	(28)

Operating profit	172	92	226	(146)

Interest expense excluding Financial Products	210	253	—	(43)	4
Other income (expense)	227	131	(7)	103	5

Consolidated profit before taxes	189	(30)	219	—

Provision (benefit) for income taxes	(40)	(93)	53	—
Profit of consolidated companies	229	63	166	—

Equity in profit (loss) of unconsolidated affiliated companies	—	—	—	—
Equity in profit of Financial Products' subsidiaries	—	158	—	(158)	6

Profit of consolidated and affiliated companies	229	221	166	(158)

Less: Profit (loss) attributable to noncontrolling interests	(30)	(38)	8	—

Profit 7	$259	$259	$158	$(158)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Six Months Ended June 30, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$23,776	$23,776	$—	$—
Revenues of Financial Products	1,644	—	1,822	(178)	2
Total sales and revenues	25,420	23,776	1,822	(178)

Operating costs:
Cost of goods sold	18,645	18,645	—	—
Selling, general and administrative expenses	2,033	1,757	288	(12)	3
Research and development expenses	784	784	—	—
Interest expense of Financial Products	563	—	565	(2)	4
Other operating (income) expenses	577	(20)	608	(11)	3
Total operating costs	22,602	21,166	1,461	(25)

Operating profit	2,818	2,610	361	(153)

Interest expense excluding Financial Products	144	144	—	—	4
Other income (expense)	205	8	44	153	5

Consolidated profit before taxes	2,879	2,474	405	—

Provision (benefit) for income taxes	854	736	118	—
Profit of consolidated companies	2,025	1,738	287	—

Equity in profit (loss) of unconsolidated affiliated companies	21	21	—	—
Equity in profit of Financial Products' subsidiaries	—	279	—	(279)	6

Profit of consolidated and affiliated companies	2,046	2,038	287	(279)

Less: Profit (loss) attributable to noncontrolling interests	18	10	8	—

Profit 7	$2,028	$2,028	$279	$(279)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Cash Flow For The Six Months Ended June 30, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$229	$221	$166	$(158)	2
Adjustments for non-cash items:
Depreciation and amortization	1,072	710	362	—
Undistributed profit of Financial Products	—	(158)	—	158	3
Other	59	258	(270)	71	4
Changes in assets and liabilities:
Receivables - trade and other	3,133	1,446	102	1,585	4,5
Inventories	1,631	1,631	—	—
Accounts payable and accrued expenses	(2,717)	(2,663)	(107)	53	4
Customer advances	(338)	(338)	—	—
Other assets - net	168	(50)	241	(23)	4
Other liabilities - net	(434)	(474)	24	16	4
Net cash provided by (used for) operating activities	2,803	583	518	1,702
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(443)	(442)	(1)	—
Expenditures for equipment leased to others	(441)	—	(442)	1	4
Proceeds from disposals of property, plant and equipment	454	41	413	—
Additions to finance receivables	(3,800)	—	(10,939)	7,139	5
Collections of finance receivables	5,119	—	13,170	(8,051)	5
Proceeds from sale of finance receivables	93	—	884	(791)	5
Net intercompany borrowings	—	430	(1,016)	586	6
Investments and acquisitions (net of cash acquired)	—	—	—	—
Proceeds from sale of available-for-sale securities	170	3	167	—
Investments in available-for-sale securities	(251)	(4)	(247)	—
Other - net	(53)	(63)	(10)	20	7
Net cash provided by (used for) investing activities	848	(35)	1,979	(1,096)
Cash flow from financing activities:
Dividends paid	(505)	(505)	—	—
Common stock issued, including treasury shares reissued	31	31	20	(20)	7
Payment for stock repurchase derivative contracts	—	—	—	—
Treasury shares purchased	—	—	—	—
Excess tax benefit from stock-based compensation	2	2	—	—
Acquisitions of noncontrolling interests	(6)	(6)	—	—
Net intercompany borrowings	—	1,016	(430)	(586)	6
Proceeds from debt issued (original maturities greater than three months)	9,029	872	8,157	—
Payments on debt (original maturities greater than three months)	(7,570)	(915)	(6,655)	—
Short-term borrowings (original maturities three months or less)-net	(3,365)	(873)	(2,492)	—
Net cash provided by (used for) financing activities	(2,384)	(378)	(1,400)	(606)
Effect of exchange rate changes on cash	(12)	(12)	—	—
Increase (decrease) in cash and short-term investments	1,255	158	1,097	—
Cash and short-term investments at beginning of period	2,736	1,517	1,219	—
Cash and short-term investments at end of period	$3,991	$1,675	$2,316	$—

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ profit after tax due to equity method of accounting.
3	Non-cash adjustment for the undistributed earnings from Financial Products.
4	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
6	Net proceeds and payments to/from Machinery and Engines and Financial Products.
7	Change in investment and common stock related to Financial Products.

Caterpillar Inc. Supplemental Data for Cash Flow For The Six Months Ended June 30, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,046	$2,038	$287	$(279)	2
Adjustments for non-cash items:
Depreciation and amortization	952	573	379	—
Undistributed profit of Financial Products	—	(279)	—	279	3
Other	184	182	(154)	156	4
Changes in assets and liabilities:
Receivables - trade and other	(1,137)	(657)	(20)	(460)	4,5
Inventories	(1,009)	(1,009)	—	—
Accounts payable and accrued expenses	1,023	748	159	116	4
Customer advances	210	210	—	—
Other assets - net	(93)	(48)	(19)	(26)	4
Other liabilities - net	(271)	(278)	(4)	11	4
Net cash provided by (used for) operating activities	1,905	1,480	628	(203)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(814)	(804)	(10)	—
Expenditures for equipment leased to others	(699)	—	(710)	11	4
Proceeds from disposals of property, plant and equipment	449	18	431	—
Additions to finance receivables	(7,099)	—	(19,164)	12,065	5
Collections of finance receivables	4,748	—	15,846	(11,098)	5
Proceeds from sale of finance receivables	696	—	1,471	(775)	5
Net intercompany borrowings	—	220	(433)	213	6
Investments and acquisitions (net of cash acquired)	(111)	(111)	—	—
Proceeds from sale of available-for-sale securities	173	12	161	—
Investments in available-for-sale securities	(230)	(11)	(219)	—
Other - net	56	116	(60)	—	7
Net cash provided by (used for) investing activities	(2,831)	(560)	(2,687)	416
Cash flow from financing activities:
Dividends paid	(444)	(444)	—	—
Common stock issued, including treasury shares reissued	116	116	—	—	7
Payment for stock repurchase derivative contracts	(38)	(38)	—	—
Treasury shares purchased	(1,362)	(1,362)	—	—
Excess tax benefit from stock-based compensation	53	53	—	—
Acquisitions of noncontrolling interests	—	—	—	—
Net intercompany borrowings	—	433	(220)	(213)	6
Proceeds from debt issued (original maturities greater than three months)	9,158	110	9,048	—
Payments on debt (original maturities greater than three months)	(6,530)	(133)	(6,397)	—
Short-term borrowings (original maturities three months or less)-net	(393)	(62)	(331)	—
Net cash provided by (used for) financing activities	560	(1,327)	2,100	(213)
Effect of exchange rate changes on cash	26	23	3	—
Increase (decrease) in cash and short-term investments	(340)	(384)	44	—
Cash and short-term investments at beginning of period	1,122	862	260	—
Cash and short-term investments at end of period	$782	$478	$304	$—

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ profit after tax due to equity method of accounting.
3	Non-cash adjustment for the undistributed earnings from Financial Products.
4	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
6	Net proceeds and payments to/from Machinery and Engines and Financial Products.
7	Change in investment and common stock related to Financial Products.